Tejas Incorporated Announces Third Quarter
2007 Financial Results

AUSTIN, TEXAS- November 14, 2007- Tejas Incorporated (OTC BB:TEJS) today announced third quarter 2007 financial results.

Third quarter 2007 total revenues were $2.8 million, which represents a $3.3 million increase compared to the third quarter of 2006. The Company reported a pre-tax net operating loss from continued operations of $2.9 million for the third quarter 2007, representing a decrease in loss from continued operations of $5.0 million as compared to the third quarter 2006. The Company reported an after-tax net operating loss from continued operations of $2.0 million for the third quarter 2007, representing a $3.2 million decrease in loss from continued operations as compared to the third quarter 2006. This represents a basic and fully diluted loss per share of common stock from continued operations of $0.41 for the third quarter 2007, compared to a basic and fully diluted loss per share of common stock from continued operations of $0.64 for the third quarter 2006. The Company reported a total net loss of $0.41 per share of common stock on a basic and fully diluted basis for the third quarter 2007 as compared to a total net loss of $2.48 per share of common stock on a basic and fully diluted basis for the third quarter 2006, which included a loss from discontinued operations of $1.84 per share of common stock on a basic and fully diluted basis for the third quarter 2006.

For the nine months ended September 30, 2007, total revenues were $14.2 million compared to $12.1 million for the nine months ended September 30, 2006. The Company reported a pre-tax net operating loss from continued operations of $5.3 million for the nine months ended September 30, 2007, representing a decrease in loss of $3.0 million as compared to the nine months ended September 30, 2006.

The Company reported an after-tax net operating loss from continued operations of $3.7 million for the nine months ended September 30, 2007, representing a decrease in loss of $1.5 million as compared to the nine months ended September 30, 2006. This represents a basic and fully diluted loss per share of common stock from continued operations of $0.79 for the nine months ended September 30, 2007 compared to a basic and fully diluted loss per share of common stock from continued operations of $0.66 for the nine months ended September 30, 2006. The Company reported a total net loss of $0.79 per share of common stock on a basic and fully diluted basis for the nine months ended September 30, 2007 as compared to a total net loss of $5.39 per share of common stock on a basic and fully diluted basis for the nine months ended September 30, 2006, which included a loss from discontinued operations of $4.73 per share of common stock on a basic and fully diluted basis for the nine months ended September 30, 2006.

Kurt Rechner, President, Chief Operating Officer and Chief Financial Officer, commented “The third quarter of 2007 was a challenging period for many financial institutions, including Tejas. We continued with our process of returning our focus to our core competencies and look forward to advancing that initiative across our research, sales and trading, and investment banking platforms.”

For the third quarter 2007, investment banking revenues were $900,000 as compared to $170,000 for the third quarter 2006. For the nine months ended September 30, 2007, investment banking revenues were $4.1 million as compared to $1.4 million for the nine months ended September 30, 2006.

Total brokerage segment revenues were $1.9 million for the third quarter 2007 as compared to a total brokerage segment loss of $600,000 for the third quarter 2006. For the nine months ended September 30, 2007, total brokerage segment revenues were $10.1 million as compared to total brokerage segment revenues of $10.7 million for the nine months ended September 30, 2006.

Company Information

Tejas Incorporated is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities").  Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt, emerging growth equities and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries.  To learn more about Tejas Incorporated or Tejas Securities, please visit their web sites at www.tejs.com or www.tejassec.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated.  The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release.  Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings.  The Company does not undertake any obligation to publicly update any forward-looking statements.

TEJAS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue:
Commissions from agency transactions	$1,350,860	1,420,020	3,051,523	4,057,794
Commissions from principal transactions	2,481,650	3,186,393	8,718,124	8,327,109
Underwriting and investment banking income	900,000	170,000	4,128,497	1,355,694
Net dealer inventory and investment income (loss)	(2,091,743)	(5,212,269)	(2,037,010)	(2,172,230)
Other income	200,444	23,374	325,451	509,392
Total revenue	2,841,211	(412,482)	14,186,585	12,077,759

Expenses:
Commissions, employee compensation and benefits	3,912,455	5,402,477	13,295,217	13,999,370
Clearing and floor brokerage	156,625	235,844	519,550	770,262
Communications and occupancy	359,687	429,697	1,286,037	1,250,088
Professional fees	408,097	272,463	1,404,400	1,364,516
Interest	63,274	68,559	190,935	196,716
Other	868,508	1,143,964	2,783,382	2,766,703
Total expenses	5,768,646	7,553,004	19,479,521	20,347,655

Loss before income tax benefit from continued operations	$(2,927,435)	(7,965,486)	(5,292,936)	(8,269,896)

Income tax benefit from continued operations	(969,354)	(2,855,776)	(1,578,721)	(3,099,221)

Net loss from continued operations	$(1,958,081)	(5,109,710)	(3,714,215)	(5,170,675)

Loss before income tax expense from discontinued operations	$-	(13,134,570)	-	(36,444,683)

Income tax expense from discontinued operations	-	1,735,734	-	1,269,734

Net loss from discontinued operations available to common stockholders	$-	(14,870,304)	-	(37,714,417)

Total net loss	$(1,958,081)	(19,980,014)	(3,714,215)	(42,885,092)

Less:
Dividends on Series A convertible preferred stock	(25,000)	(25,000)	(75,000)	(75,000)

Net loss from continued operations available to common stockholders	$(1,983,081)	(5,134,710)	(3,789,215)	(5,245,675)

Total net loss available to common stockholders	$(1,983,081)	(20,005,014)	(3,789,215)	(42,960,092)

Loss from continued operations per share of common stock:
Basic	$(0.41)	(0.64)	(0.79)	(0.66)

Diluted	$(0.41)	(0.64)	(0.79)	(0.66)

Loss from discontinued operations per share of common stock:
Basic	$-	(1.84)	-	(4.73)

Diluted	$-	(1.84)	-	(4.73)

Total loss per share of common stock:
Basic	$(0.41)	(2.48)	(0.79)	(5.39)

Diluted	$(0.41)	(2.48)	(0.79)	(5.39)

Weighted average common shares outstanding:
Basic	4,825,613	8,066,551	4,825,613	7,966,210

Diluted	4,825,613	8,066,551	4,825,613	7,966,210

Contact: Craig Biddle
cbiddle@tejassec.com
512-306-5281